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                                                            EXHIBIT (a) (1) (iv)

Supplement
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Offering Circular and                              December 12, 2000
Notice of Redemption



                               OFFERING CIRCULAR

                                      AND

                        NOTICE OF REDEMPTION SUPPLEMENT

                             PLAINS RESOURCES INC.


     This document supplements the Offering Circular and Notice of Redemption dated November 30, 2000 (the "Offering Circular") relating to the exchange of our shares of Series G Cumulative Convertible Preferred Stock ("Series G") for any and all of our outstanding shares of Series H Convertible Preferred Stock ("Series H") to be effective on December 29, 2000 (the "Exchange Offer"), and the notice to holders of Series G shares that we will elect to redeem all of the outstanding shares of Series G on December 31, 2000. This supplement to the Offering Circular (this "Offering Circular Supplement") is incorporated by reference into the Offering Circular.

     Each share of Series G is convertible into 33 1/3 shares of our common stock, par value $.10 (the "Common Stock"), plus a number of shares of Common Stock derived by dividing accrued and unpaid dividends per share of Series G on the date of conversion by $15.00. Each share of Series H will be convertible into 33 1/3 shares of Common Stock. Holders of Series G who elect to exchange for Series H will receive an amount in cash equal to the accrued and unpaid dividends on such Series G. Shares of Series H will automatically convert into shares of our Common Stock on September 30, 2001, unless you elect to convert your shares of Series H sooner. The number of shares of our Common Stock you will receive upon conversion of a share of Series H is subject to anti-dilution provisions as set forth in the certificates of designation of those series.

     You may withdraw your tender for exchange of Series G shares if we do not accept them for exchange by January 29, 2001.

      The Offering Circular imposes as a condition to the consummation of the Exchange Offer the receipt of a waiver and consent from the lenders under our $225 million revolving credit facility. That condition has been satisfied. All other conditions to the consummation of the Exchange Offer must be satisfied or waived on or before December 28, 2000. See "The Exchange Offer-What is the Exchange Offer Conditioned Upon?" at page 4 of the Offering Circular.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act of 1934, as amended, we have filed with the Securities and Exchange Commission an Amendment No. 1 to our Tender Offer statement on Schedule TO. Our Schedule TO, including exhibits and any amendments, may be examined, and copies may be obtained, at the places and in the manner set forth in the Offering Circular under the heading entitled "Where You Can Find Additional Information".



      The date of this Offering Circular Supplement is December 12, 2000.